UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MERGE HEALTHCARE INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 14, 2013

Dear Merge Shareholder:

On November 5, 2010, in connection with Jeffery A. Surges becoming the Chief Executive Officer of Merge Healthcare Incorporated (the “Company”), in recognition of his experience managing high-growth technology companies in the healthcare and information services industries and in order to align his incentives with the performance of the Company’s common stock, the Company granted Mr. Surges options to purchase 1,500,000 shares of the Company’s common stock.  Twenty percent of the awarded options vested on the grant date and an additional twenty percent of the options awarded were to vest on each of the first four annual anniversaries of the grant date.  Mr. Surges had previously been granted options to purchase 225,000 shares of the Company’s common stock in June 2010 when he became a director of the Company.

In the second quarter of 2013, following receipt of a letter regarding this matter, the Company discovered that Mr. Surges’ stock option grant on November 5, 2010, inadvertently exceeded the 750,000 share limit on the number of stock options that may be granted to any individual participant within any calendar year under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) by 975,000 shares. In 2005, when the 750,000 share limit was established, it represented nearly 3% of the Company’s approximately 26,500,000 shares of common stock outstanding; by 2010, due to the Company’s issuance of additional shares, the limit represented less than 1% of the Company’s approximately 83,300,000 shares outstanding.  The Company’s Compensation Committee has reviewed the situation and determined that (a) Mr. Surges’ overall compensation package, including the 1,500,000 share option grant in November 2010, remained reasonable and appropriate, but (b) the erroneous stock option grant needed to be corrected.  As a result, the Compensation Committee, pursuant to its authorization under the Incentive Plan, and with Mr. Surges’ consent, has caused options covering 975,000 shares of common stock granted to Mr. Surges in November 2010 to be cancelled for all purposes under the Incentive Plan. In addition, consistent with the Company’s overall compensation objective of aligning pay to business objectives and long-term strategy, the Company’s Compensation Committee has granted Mr. Surges new stock options with respect to 750,000 shares of common stock. The new stock options were granted on May 13, 2013 with an exercise price of $3.24 per share, which was the exercise price of the cancelled options and $0.02 per share higher than the $3.22 closing trading price for the Company’s common stock on May 13, 2013.  The vesting schedule of the new options has been structured so that Mr. Surges will have the same number of vested options after the new grant as he would have had under the vesting schedule of the November 2010 option grant. The Compensation Committee has also advised Mr. Surges that it will consider additional grants to Mr. Surges in the future to the extent permitted under the Incentive Plan.  In addition, the Compensation Committee determined that one other grant of stock options, made under the Incentive Plan in 2012, with an exercise price substantially greater than the current trading price of the Company’s common stock, had inadvertently exceeded the 750,000 share annual limit by 50,000 shares.  Those excess stock options have been cancelled, and no new grant will be made at this time.

The Company has determined that the cancellations of stock options described above will not have a material impact on the Company’s previously disclosed financial results for the years ended December 31, 2012, 2011 or 2010, nor on the Company’s previously disclosed financial results for any quarter within any of those fiscal years.  The aggregate grant date fair value of the stock options granted to Mr. Surges in 2010, as reflected in the Company’s Proxy Statement, would have been $1,595,319 had the cancelled options not been granted, and that adjustment would have decreased his total compensation for Fiscal 2010 as disclosed in the Company’s Proxy Statement to $1,664,663.  Following these cancellations of stock options and the grant of the new stock options, the Company has 767,954 shares of the Company’s common stock remaining available for awards under the Incentive Plan.  These actions will also result in corresponding reductions to the number of stock options outstanding and the percentage ownership amounts contained in the Company’s Proxy Statement.

The Compensation Committee has also reviewed the circumstances surrounding these inadvertent grants of options in excess of the annual limitation and established new internal reporting procedures with respect to future grants under the Incentive Plan.  Such procedures are designed to prevent future errors with respect to awards under the Incentive Plan.